UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
Del Taco Restaurants, Inc.
(Name of registrant as specified in its charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DEL TACO RESTAURANTS, INC.
ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHODLERS

The following Notice of Change of Location relates to the proxy statement (the "Proxy Statement") of Del Taco Restaurants, Inc. (the "Company"), dated May 7, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on June 19, 2020 at 9:00 a.m. Pacific Time. This supplement to the Proxy Statement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about June 4, 2020.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS AMENDED OR SUPPLEMENTED BY THE INFORMATION CONTAINED IN THIS SUPPLEMENT, ALL INFORMATION SET FORTH IN THE PROXY STATEMENT CONTINUES TO APPLY AND SHOULD BE CONSIDERED IN VOTING YOUR SHARES.

NOTICE OF CHANGE OF LOCATION
OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, JUNE 19, 2020

Dear Shareholders,

In response to the public health impact of the COVID-19 pandemic, NOTICE IS HEREBY GIVEN that the location of the 2020 Annual Meeting of Shareholders (the "Annual Meeting") has been changed. As previously announced, the Annual Meeting will be held on Friday, June 19, 2020 at 9:00 a.m. Pacific Time; however, in light of public health concerns regarding COVID-19, the Annual Meeting has been changed from an in-person meeting to a virtual-only meeting via live audio webcast. You will not be able to attend the Annual Meeting in person.

To access the Annual Meeting, please go to http://www.virtualshareholdermeeting.com/TACO2020. You will be required to enter your control number to be deemed present and to have the ability to vote during the Annual Meeting. Your control number can be found on your proxy card or notice. Shareholders of record as of the close of business on May 5, 2020, the record date, or their legal proxy holders are entitled to participate in the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, the Company encourages you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting. The proxy materials that have been previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Annual Meeting.

By order of the Board of Directors,
Jack T. Tang
Secretary and General Counsel
June 4, 2020

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders
to be Held on June 19, 2020

The Proxy Statement and Annual Report to Shareholders are
available at http://investor.deltaco.com.

For Immediate Release

Del Taco Restaurants, Inc. Changes to Virtual Format for
2020 Annual Meeting of Shareholders

Lake Forest, CA. June 4, 2020 – Del Taco Restaurants, Inc. (“Del Taco” or the “Company”) (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, announced today that the Company’s 2020 Annual Meeting of Shareholders will now be a virtual meeting instead of an in-person meeting due to the COVID-19 pandemic.

The Annual Meeting will still be held on the previously announced date on Friday, June 19, 2020 at 9:00 AM Pacific Time.

As noted in the proxy statement filed by the Company on May 7, 2020, shareholders of record as of the close of business on May 5, 2020 are entitled to participate in the 2020 Annual Meeting of Shareholders. Shareholders will be able to attend and vote online at www.virtualshareholdermeeting.com/TACO2020 by entering the 16-digit control number provided on their proxy card. This website also contains instructions as to how to participate in the virtual 2020 Annual Meeting of Shareholders.

For those who do not intend to vote at the virtual 2020 Annual Meeting of Shareholders, eligible shareholders may continue to vote at www.proxyvote.com, by phone, and by mail until 11:59 p.m. ET on June 18, 2020, in accordance with the instructions provided in the proxy materials. Shareholders will not receive a new proxy card reflecting the change to a virtual only meeting. The proxy card included with the proxy materials previously distributed will not be updated and may continue to be used to vote the Company's shares owned by shareholders in connection with the 2020 Annual Meeting of Shareholders.

For further information, please refer to the Company's Notice of 2020 Annual Meeting of Shareholders and Proxy Statement, filed with the Securities and Exchange Commission on May 7, 2020, which can be accessed on the Company's website at www.deltaco.com under Investor Relations.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. The brand's campaign further communicates Del Taco's commitment to providing guests with the best quality and value for their money through cooking, chopping, shredding and grilling menu items from scratch. Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 15 states. For more information, visit www.deltaco.com.

Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com